Exhibit 10.2

EQUITABLE RESOURCES, INC.
2002 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM
(as amended and restated May 1, 2003)

EQUITABLE RESOURCES, INC. (the “Company”) hereby establishes this 2002 EQUITABLE RESOURCES, INC. 2002 EXECUTIVE PERFORMANCE INCENTIVE PROGRAM (the “Program”) as of this 27th day of February 2003, in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans including the 1999 Equitable Resources, Inc. Long-Term Incentive Plan (the “1999 Plan”) for the benefit of its employees and executives; and

WHEREAS, in order to further align the interests of executives with the interests of the shareholders, the Company desires to provide additional long-term incentive benefits through the Program under the 1999 Plan.

NOW, THEREFORE, the Company hereby provides for additional incentive benefits for certain executive employees of the Company and adopts the terms of the Program on the following terms and conditions:

Section 1.  Incentive Program Purpose.  The main purpose of the Program is to provide additional long-term incentive opportunities to key executives to further align their interests with those of the Company’s shareholders and customers and with the strategic objectives of the Company.  Awards granted hereunder may be earned by achieving relative performance levels against a pre-determined peer group and are forfeited if defined performance levels are not achieved.  By placing a portion of the executive’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations.

Section 2.  Effective Date.  The effective date of this Program is March 12, 2002.  The Program will remain in effect until the earlier of December 31, 2004 or the closing date of a Change of Control event defined in Section 5 unless otherwise amended or terminated as provided in Section 18 (“Termination Date”).

Section 3.  Eligibility.  The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company who shall be eligible to participate in the Program.  The CEO’s selections will become participants in the Program (the “Participants”) only upon approval by the Compensation Committee of the Board of Directors (the “Committee”).  In the event that an employee is hired by the Company during the Performance Period, the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Program, provided that the Committee must approve all new participants to the Program.

Section 4.  Performance Incentive Share Unit Awards.  Each Participant shall be awarded a number of performance incentive share units (the “Target Share Units”) (subject to the conditions provided herein), the value of which is determined by reference to the Company’s stock, which shall be proposed by the CEO and approved by the Committee.  For a new Participant, the Target Share Units shall be proposed by the CEO and approved by the Committee and will be pro-rated based on the employee’s hire date and the contemplated ending date of the program which is December 31, 2004.  The Target Share Units, plus accrued dividends (“Total Target Share Units”) available for distribution to a party may be decreased to zero (0) or increased by as much as two (2) times the Total Target Share Units based on performance as described in Section 5.

The Target Share Units shall be held in escrow by the Company subject to satisfaction of the terms and conditions described below.  A Participant shall have no right to exchange the Target Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such share units and any future rights to benefits.

Section 5.  Performance Condition of the Target Share Units.  Subject to Section 8, the total number of Target Share Units that will vest and be issued  (“Awarded Share Units”) to a Participant will be based on EQT’s three-year total shareholder return (the “Performance Condition”) relative to the peer group’s (Attachment A) three-year total shareholder return, for the Performance Period of January 1, 2002 to the Termination Date (the “Performance Period”).  For purposes of this Program, the Performance Period total shareholder return will be calculated as follows:

Step 1

A “Beginning Point” will be established for the Company and each company in the peer group.  This Beginning Point will be defined as one share of stock with a value equal to the average closing stock price as reported in The Wall Street Journal for the first ten (10) business days of 2002 for each company.

Step 2

Dividends paid for each company will be cumulatively added to the Beginning Point as additional shares of such company’s stock.  The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added.  The resulting total number of shares accumulated during the Performance Period from the Beginning Point will be referred to as the Total Shares Held at Ending Point.

Step 3

Except as provided in the following sentence, an “Ending Point” will be defined as Total Shares Held at Ending Point for each company times the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of 2004 for each company.  In the event of a change of control as then defined in the Equitable Resources, Inc. 1999 Long-Term Incentive Plan (“Change of Control”), the Ending Point will be defined as the Total Shares Held at Ending Point times the average of the closing price as reported in The Wall Street Journal for the ten (10) business days preceding the closing of the Change of Control transaction.

Step 4

Total Shareholder Return (“TSR”) will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result.  Each company including the Company will be ranked in descending order by the TSR so calculated.

Step 5

The Total Target Share Units for each Participant will be multiplied by the factor on the x axis of the payout curve (identified on Attachment B) that corresponds to the Company’s relative TSR ranking on the y axis.  Awarded Share Units will equal:

(i)                          zero percent of the Total Target Share Units for performance relative to the peer group performance at the bottom 13.5% of all performers,

(ii)                       100 percent of the Total Target Share Units for median relative performance,

(iii)                    200 percent of the Total Target Share Units for performance at the top 13.5% of all performers, and

(iv)                   for performance levels between the bottom 13.5%, median and top 13.5% performance levels, the percent of Total Target Share Units will be determined by interpolation.  The applicable payout curve is provided in Attachment B.

The Committee may adjust the peer group or a company’s relative placement within the peer group based on significant or unusual transactions or events that substantially affect the total shareholder return calculation of any company or that, for non-operational or other reasons, do not reflect or otherwise skew the relevant performance metric intended to be measured within the Program.  Upon the occurrence of any such transaction or event, the Company’s Chief Financial Officer will, as soon as reasonably practicable, so advise the Committee, describing the impact on the performance metric and recommending an appropriate adjustment for the Committee’s consideration.

Section 6.  Vesting and Distribution.  Subject to Section 8, each Participant will vest in the number of Awarded Share Units calculated according to Section 5 as of the last day of the Performance Period and, except as provided in the following two sentences, such share units will be distributed in cash, the amount of which shall be calculated based upon each Awarded Share Unit being equal in value to a corresponding share of Company stock as of the last day of the Performance Period, on or around March 12, 2005.  Notwithstanding the foregoing sentence, the Participant may elect to receive payment in the form of Company stock and the Committee may determine, in its discretion, that Awarded Share Units will be issued in the form of Company stock; provided, further, that if the Participant has not satisfied any stock ownership guidelines of the Company as then in effect, such Awarded Share Units shall be issued in the form of Company stock to the extent as may be necessary toward satisfaction of such stock ownership guidelines.  Subject to Section 8, in the event of a Change of Control, the value of such vested share units will be distributed in cash on the closing date of the transaction, which shall be calculated based upon the average of the closing price of the Company’s stock for the ten (10) business days preceding the Change of Control transaction as reported in The Wall Street Journal.  Notwithstanding the foregoing provisions of this Section 6, the value of any Awarded Share Units shall be paid to the Participant only to the extent that the deductibility of such payment to the Company is not limited by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  In the event that the payment of all or a part of the Awarded Share Units exceeds the Code Section 162(m) limit, the amount in excess of the limit shall be considered a required deferral and be credited, as cash except to the extent required as Company stock in the case of a Participant who has not satisfied any stock ownership guidelines of the Company as then in effect, to the Company’s Deferred Compensation Plan as then in effect and payment shall automatically be deferred to the next subsequent year in which it can be paid to the Participant without exceeding the Code Section 162(m) limit.

Section 7.  Dividends.  Each Target Share Unit will be cumulatively credited with dividends that are paid on the Company’s common stock in the form of additional share units.  These additional share units shall be deemed to have been purchased on the last business day of the month in which the record date for the dividend occurs  using the closing stock price for the Company as reported in The Wall Street Journal and shall be subject to all the same conditions and restrictions as provided in this Program applicable to Target Share Units, Total Target Share Units and Awarded Share Units.

Section 8.  Change of Status.  In making decisions regarding employees’ participation in the Program and the extent to which awards vest and are payable, the Committee may consider any factors that they may consider relevant.  The following guidelines are provided as general information about the effect of employee status changes prior to vesting.

(a)                  Retirement, Death, Disability, Resignation.  Share units are forfeited.

(b)                 Termination.  Share units are forfeited and no award shall be paid to any employee whose services are terminated prior to the vesting of Awarded Share Units for reasons of misconduct, failure to perform, or other cause.  If the termination is due to reasons such as reorganization, and not due to the fault of the employee, the employee will vest in Awarded Share Units on the termination of the Performance Period, contingent upon achievement of the Performance Condition in Section 5, as follows:

Termination Date	Reduction

Prior to March 1, 2003	100%
March 1, 2003 – February 28, 2004	50%
March 1, 2004 – December 31, 2004	25%

Section 9.  Responsibilities of the Committee.  The Committee has responsibility for all aspects of the Program’s administration, including:

•                       Ensuring that the Program is administered in accordance with the provisions of the Program,

•                       Approving Program Participants,

•                       Authorizing Target Share Unit awards to Participants,

•                       Adjusting Target Share Unit grants and vesting requirements to account for extraordinary events,

•                       Ruling on any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•                       Maintaining final authority to modify or terminate the Program at any time.

The interpretation and construction by the Committee of any provisions of the Program or of any Awarded Share Units shall be final.  No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Awarded Share Units thereunder.  The Committee may designate another party to administer the Program, including Company management or an outside party.  All conditions of the Target Share Units must be approved by the Committee.  As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Target Share Units to be awarded to each Participant.  The associated terms and conditions of the Program will be communicated to Participants as close as possible to the date an award is made.  The Participant will sign and return a participant agreement to the Committee.

Section 10.  Tax Consequences to Participants.  It is intended that: (i) until the Performance Condition is satisfied, a Participant’s right to an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a) and 3121(v)(2) of the Internal Revenue Code of 1986, as amended, (the “Code”); (ii) the Awarded Share Units shall be subject to employment taxes only upon the satisfaction of the Performance Condition; and (iii) until the Awarded Share Units are actually paid to the Participant, the Participants shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83.  It is further intended that, because a Participant cannot actually or constructively receive the Target Share Units prior to vesting and payment, the

Participant will not be in actual or constructive receipt of the Target Share Units within the meaning of Code Section 451 until they are actually received as Awarded Share Units.

Section 11.  Nonassignment.  A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Target Share Units and any attempt to do so shall be void.

Section 12.  Impact on Benefit Plans.  Payments under the Program shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

Section 13.  Successors; Changes in Stock.  The obligation of the Company under the Program shall be binding upon the successors and assigns of the Company.  If a dividend or other distribution shall be declared upon the Company’s common stock payable in shares of Company common stock, the Total Target Share Units and the share of Company Common Stock on which the Performance Condition is based shall be adjusted by adding thereto the number of shares of Company common stock which would have been distributable thereon if such share and Total Target Share Units had been actual Company shares and outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.  In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash, or extraordinary distribution to shareholders of the Company’s common stock, the Total Target Share Units and the share of Company common stock on which the Performance Condition is based shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants which would otherwise result from any such transaction.

In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Section 6 hereof.  In any case not constituting a Change of Control in which the Company’s common stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the value of the performance share units constituting an award shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, (ii) there shall be substituted for each performance share units constituting an award, the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of the Company’s common stock shall be so changed or for which each such share shall be exchangeable, and (iii) the share of Company common stock on which the Performance Condition is based shall be appropriately and equitably adjusted.  In the case of any such adjustment, the Total Target Share Units shall remain subject to the terms of the Program.

Section 14.  Dispute Resolution.  The Participant may make a claim to the Committee with regard to a payment of benefits provided herein.  If the Committee receives a claim in writing, the Committee must advise the Participant of its decision on the claim in writing in a reasonable period of time after receipt of the claim (not to exceed 120 days).  The notice shall set forth the following information:

(a)                         The specific basis for its decision,

(b)                        Specific reference to pertinent Program provisions on which the decision is based,

(c)                         A description of any additional material or information necessary for the Participant to perfect a claim and an explanation of why such material or information is necessary, and

(d)                        An explanation of the Program’s claim review procedure.

Section 15.  Applicable Law.  This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 16.  Severability.  In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.  Headings.  The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 18.  Amendment or Termination of this Program.  This Program may be amended or terminated by the Company, in its sole discretion, at any time by the Committee, except that no amendment or termination shall adversely affect a Participant’s rights to his or her award after the date of the award and no amendment may be made following a Change of Control.